CONSENT OF INDEPENDENT AUDITORS

Fundamental Investors, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 82 to Registration Statement No. 2-10760 on Form N-1A of our report dated January 28 , 1998 appearing in the Financial Statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information; and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
February 23, 1998